EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-192274 on Form S-3 and Registration Statement Nos. 333-135726, 333-142694, and 333-158059 on Form S-8 of our report dated February 12, 2015, relating to the consolidated financial statements of Portland General Electric Company and subsidiaries, and the effectiveness of Portland General Electric Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Portland General Electric Company for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Portland, Oregon
February 12, 2015